World Headquarters

Revised August 17, 2015

August 14, 2015

Jonathan P Banas
664 Harding Street
Plymouth, MI 48170

Dear Jonathan:

Cooper-Standard Automotive Inc. is pleased to offer you the position of Vice President, Corporate Controller & Chief Accounting Officer located in Novi, MI, with employment commencing on September 14, 2015, reporting to Matt Hardt, Chief Financial Officer. Your base bi-weekly rate will be $9,615.38 ($250,000.00 annually) less deductions and withholdings required by law.

Annual Incentive Plan
You will be eligible to participate in the Annual Incentive Plan (AIP). The AIP is an annual discretionary incentive plan with payment determined based upon achievement of established performance targets. Your AIP target is 35% of your base salary. For the 2015 Plan, your bonus will be prorated for 6 months. Plan payouts for the 2015 year are expected to occur in March of 2016.

Long Term Incentive Plan (LTIP)
You will be eligible for participation in the company’s LTIP, which provides grants to participating executives (typically annually) that may include cash and/or stock-based incentive awards, typically vesting after three years. Your participation will commence with the 2016-2018 grant cycle.  The approximate value of this grant for your peer base in the 2015-2017 grant cycle was $130,000.

Long Term Incentive Awards are subject to the terms of the 2011 Omnibus Incentive Plan and individual award agreements. The LTIP program may be modified from time to time at the company’s sole discretion.

Signing Bonus
You will receive a one-time sign-on bonus of $100,000 less deductions required by law, to be paid in November. You will be required to reimburse this amount to the company should you voluntarily terminate your employment on or before your 1st hire date anniversary. Additionally, you will receive a one-time payment of $60,000 less deductions required by law on your 1st hire anniversary date.

39550 Orchard Hill Place Drive • Novi, MI 48375 • Phone: (248) 596-5900 • Fax: (248) 596-6550

World Headquarters

Benefits
Coverage under the company’s Health & Well-Being benefit program will commence upon the first day of the month following your hire date.

Eligibility to participate in the company’s 401(k) Enhanced Investment Savings Plan will commence upon your completion of 30 days of employment (immediately if you are a rehired employee who was previously participating in the plan). The plan provides a “base contribution” of 3% to 5% depending on your combined age plus years of service, regardless of whether or not you contribute your own money. In addition, the Plan provides a fixed Company match of 40 cents for each dollar you contribute up to 5% of your pay, for a total potential match equal to 2% of your pay. The Company may also make additional discretionary contributions depending on Company performance.

The Plan also has an automatic enrollment feature and automatic annual increases in savings rates to help make saving for your retirement easier. Further details regarding the 401(k) plan, including information on the automatic enrollment and automatic increase processes, will be provided at the time of hire.

You will also be eligible to participate in the Company’s Supplemental Executive Retirement Plan (“SERP”). The SERP provides for an enhanced level of retirement benefits and compensates for the loss of benefits under the 401(k) plan resulting from certain limitations imposed by the Internal Revenue Code.

In all cases, eligibility and benefits provided are governed by the terms of the applicable plan documents and may be modified from time to time at the company’s discretion and in accordance with the law.

Vacation
The company’s vacation eligibility runs on a calendar year and vacation days are accrued on a monthly basis. For the 2015 calendar year you will be eligible for 7 days of prorated paid vacation. For the calendar year 2016 you will be eligible for 20 days of paid vacation.

Should you leave the company and vacation is taken in excess of the entitled accrued amount of days, you will be required to pay back the amount of vacation days taken, but not yet accrued. By signing the offer letter, you agree to the deduction that will occur on your last paycheck for any un-accrued vacation that may have been taken. If, however, you have accrued vacation that was not taken, the company will pay out any vacation entitlement upon your departure from the company.

39550 Orchard Hill Place Drive • Novi, MI 48375 • Phone: (248) 596-5900 • Fax: (248) 596-6550

World Headquarters

Car Program
You will be eligible for a company car, per the automotive policy in effect, upon commencement of your employment.  Attached is a copy of the policy for your review, with attached forms to be completed and returned with this signed letter. Additional information, including vehicle options will be provided upon your start date by the Fleet Administrator.

Non-Competition, Nondisclosure and Patent Assignment Agreement
As a condition of your employment and prior to your commencement of work as an employee, you must sign the company’s Non-competition, Nondisclosure and Patent Assignment Agreement, a copy of which is attached to this letter for your information and review.

Fair Credit Reporting Act
As noted on the Disclosure and Authorization Form that you executed when you applied for employment, the company will request that outside agencies prepare reports that may be investigative consumer reports as defined under the Fair Credit Reporting Act. The Company will be verifying current/previous employment, education, certification or license verification; as well as conduct a criminal check, drug screen analysis and if eligible for the Company Car Program, a driving record report. You may request, within a reasonable period of time following receipt of this letter, additional disclosures regarding the nature and scope of any investigative consumer report requested by Cooper-Standard Automotive through the third party vendor.

This offer is contingent upon a successful pre-employment screening and the presentation to the Human Resources Department of employment authorization and personal identification documents as required by the Immigration Reform and Control Act of 1986.

You agree that if you are employed by Cooper-Standard Automotive Inc. that the employment relationship is “at-will” which means that either the Company or you may terminate the employment relationship at any time with or without cause or notice.

The terms and conditions set forth in this letter shall be governed and construed in accordance with the laws of the State of Michigan.

39550 Orchard Hill Place Drive • Novi, MI 48375 • Phone: (248) 596-5900 • Fax: (248) 596-6550

World Headquarters

Jonathan, it is a pleasure to be able to extend this offer of employment to you. This offer letter shall remain valid through Tuesday, August 18, 2015.

Very truly yours,

COOPER-STANDARD AUTOMOTIVE INC.

/s/ Larry Ott
Larry Ott
Chief Human Resource Officer
Cooper-Standard Automotive Inc.

Enclosures:    Non-Competition, Nondisclosure & Patent Assignment Agreement
Signing Bonus Agreement
Car Program

Accepted and approved

/s/ Jonathan Banas            8.18.15
Jonathan Banas        Date

Effective Date: 1/1/15
Revision Date: 7/13/15

39550 Orchard Hill Place Drive • Novi, MI 48375 • Phone: (248) 596-5900 • Fax: (248) 596-6550